Exhibit 10.15
Heska Corporation
 Management Incentive Plan Master Document
 Amended and Restated as of February 17, 2021
This Management Incentive Plan Master Document (“MIP”) is intended to provide incentives to the senior management of Heska Corporation (“Heska” or the “Company”) for the achievement of goals and objectives that are essential to the growth and continued success of the Company. This MIP is to act as a master document for future plans and replaces in its entirety any and all previous management incentive plans of the Company. All employees of the Company and its affiliates are eligible for participation in the MIP.
Article I.
DEFINITIONS
Section i.“CEO” means the Chief Executive Officer of the Company.
Section ii.“Committee” means the Compensation Committee of the Board of Directors of the Company or such other committee designated by the Board of Directors of the Company to administer the MIP. Any actions permitted under the MIP by the CEO may at any time in the Committee’s discretion instead be taken by the Committee.
Section iii.“Incentive Target” means the designated percentage of the Participant’s base salary or base wages (but excluding commissions, bonuses, relocation payments or other forms of compensation not considered part of the Participants’ base pay) earned during the Plan Year, as determined by the Committee or, for non-executive officer employees, the CEO. For individuals becoming Participants after the beginning of the applicable Plan Year, the Incentive Target shall be based on the amount of base salary or base wages earned while a Participant and excludes any earnings prior to becoming a Participant.
Section iv.“MIP Payout” means all payments made under the MIP.
Section v.“Participant” means any employee of the Company or its affiliates that is designated by the Committee or the CEO as eligible to receive a MIP Payout.
Section vi.“Performance Measures” means the corporate, business unit, individual, or other designated performance measures, as determined by the Committee.
Section vii.“Plan Year” means the applicable period of time during which a MIP Payout may be earned, as determined by the Committee.
Article II.
MIP AWARD OPPORTUNITIES
104385268.3

Section i.Establishment of MIP Award Opportunities. The Committee or, for non-executive officer employees, the CEO shall designate the Participants, each Participant’s Incentive Target, if applicable, and the applicable Performance Measures for each Plan Year under the MIP. The Committee or the CEO, as applicable, may establish any threshold or maximum opportunities for MIP Payouts with respect to each Plan Year.
Section ii.Award Determination. The Committee has the sole discretion in determining whether and to the extent to which the Performance Measures established for the Plan Year have been achieved.
Article III.
PAYMENTS
Section i.Payment to Individual Participants. The Committee will determine any MIP Payout to the CEO. Any individual MIP Payouts to other executive officers will generally be recommended to the Committee by the CEO, although the Committee will make the final determination of any individual MIP Payouts to executive officers of the Company other than the CEO. Any individual MIP Payouts to other non-executive officer Participants will be determined by the CEO.
Section ii.Medium of Payment. In the sole and absolute discretion of the Committee, the MIP Payout may be made in cash, in stock of the Company, in unsecured notes, or in any other alternative forms of compensation.
Section iii.Time of Payment. Unless otherwise determined by the Committee, all MIP Payouts earned shall be paid only after the Committee has reviewed management’s calculations of the achievement of the Performance Measures for the Plan Year and the resulting MIP Payouts. MIP Payouts shall be made by no later than March 15th of the year following the end of any Plan Year.
Section iv.Employment Required. Except in the case of the Participant’s death or as otherwise determined by the Committee or the CEO, as applicable, Participants must remain active employees of Heska or one of its affiliates in a position which qualifies for MIP participation through the end of a given Plan Year in order to be eligible to earn any MIP Payouts.
Section v.Change in Control. If the Company experiences a Change in Control (as defined in the Heska Corporation Stock Incentive Plan or such successor plan as in effect from time to time) during any Plan Year, unless otherwise determined by the Committee, each Participant will receive a MIP Payout equal to such Participant’s Incentive Target, prorated from the beginning of the Plan Year until the date of such Change in Control. Unless otherwise determined by the Committee, MIP Payouts will occur at a time as close as commercially reasonably practicable to the date of the closing of such Change in Control and in all events within 60 days thereafter.
Section vi.Disability. Employees who are on short-term disability will continue to be treated as active employees for purposes of MIP participation. Employees who are on long-term disability will not be treated as active employees for purposes of MIP participation and will not be eligible for a MIP Payout unless otherwise determined by the Committee. The participation of employees on other personal leave will be considered by the Committee or its designee on a case by case basis.
Section vii.Death. Upon the death of a Participant, a prorated portion of any earned MIP Payout will be made to the Participant’s designated beneficiary (or estate, in the absence of a proper designated beneficiary) at the normal payment time of the MIP Payouts for such Plan Year.
Section viii.Partial Payments or Exceptions. The Committee must approve partial payments or exceptions to any major provision of this MIP.
Article IV.
MISCELLANEOUS
Section i.Parachute Payments. To the extent that any of the payments and benefits provided for under the MIP or any other agreement or arrangement between the Company and a Participant (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code (determined in accordance with the reduction of payments and benefits in the paragraph set forth below); whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Participant’s receipt on an after-tax basis of the greatest amount of the Payments, notwithstanding that all or some portion of such Payments may be taxable under Section 4999 of the Code. Except to the extent, if any, otherwise agreed in writing between a Participant and the Company, any determination required under this provision will be made by accountants selected by the Company, whose determination shall be conclusive and binding upon the Participant and the Company for all purposes.
Section ii.No Right to Employment. Nothing in this document is to be construed as a contract of employment of a defined period of time or otherwise altering the status of employee as an at-will employee of the Company. Either party may elect to terminate the employment relationship at any time, without cause or advance notice.
a.Amendment; Termination. The Committee reserves the right to interpret, modify, suspend or terminate this MIP at any time as determined in its sole discretion.
b.Unfunded Plan. No amounts awarded or accrued under this MIP will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder will at all times be an unfunded and unsecured obligation of Heska. Participants shall have the status of general creditors and shall look solely to the general assets of Heska for the payment of their bonus awards.

c.No Assignment. No Participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the MIP, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void. During the lifetime of any Participant, payment of a bonus award under the MIP will only be made to such Participant.
d.Governing Law. This MIP shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this MIP to the substantive law of another jurisdiction.